Exhibit 99.1

                                  PRESS RELEASE

Globix Exits DSL Business; Announces Other Financial Statistics

New York - April 25, 2003 - Globix Corporation (OTC: GBXX) announced today that it has formally exited the DSL reseller service, which it entered 4 years ago through an agreement with Covad, a leading provider of DSL services. In doing so, Globix continues to focus its operations on complex hosting, streaming media and managed application services.

The Company transferred the majority of its DSL customers to Covad, allowing them to maintain the high level of service to which they had become accustomed to while at Globix. According to Peter Stevenson, CEO of Globix, the decision to exit the DSL business was part of the company's continuing efforts to focus operations on higher-margin services. "While we have not actively sold new DSL accounts for the past 2 years, the ongoing servicing of the 850 DSL customers, which had an average monthly revenue of only $200, was not profitable for Globix, and detracted from our major strategic focus of selling higher margin hosting, managed services, access and streaming services to our remaining 1,600 customers," said Stevenson. Excluding DSL customers, the average monthly revenue per customer for the first fiscal quarter of 2003 was approximately $3,300.

Stevenson also stated that as of the end of December 2002, approximately 40% of the company's 78,000 square feet of available data center space was utilized in its 5 data centers in New York, London, Santa Clara and Atlanta. This excludes the data center floor space in Globix's 415 Greenwich Street building in New York for which the Company is currently exploring options. "Globix has the physical infrastructure needed to scale its collocation and hosting business," said Stevenson. "And now we are clearly focused on increasing our Managed Services and Streaming Media business which represented approximately 20% of our fiscal Q1 revenue."

Risk Factors and Forward-Looking Statements
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.




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About Globix:

Globix (http://www.globix.com) is a leading provider of managed infrastructure services for business customers. Globix delivers applications and services via its secure state-of-the-art Data Centers, high-performance global Tier 1 IP backbone, content delivery network, and its world-class technical professionals. Globix provides businesses with cutting-edge technology resources and the ability to deploy, manage and scale mission-critical Internet-based operations for optimum performance and cost efficiency.

Press Contact:
Mitchell Moore
212-625-7878
802-598-6856
mmoore@globix.com